UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 26, 2018

KINGOLD JEWELRY, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-15819	13-3883101
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

15 Huangpu Science and Technology Park Jiang’an District Wuhan, Hubei Province, PRC	430023
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (011) 86 27 65694977

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On January 2, 2018, Wuhan Kingold Jewelry Company Limited (“Wuhan Kingold”), a contractually controlled affiliate of Kingold Jewelry, Inc. (the “Company”), entered into a Loan Contract in the amount of RMB 2,100 million (equivalent to approximately US$320 million) with Wuhan Kingold Industrial Group Co., Ltd. (“Kingold Industrial”), a related party. The stated purpose of the loan (the “Loan”) is supplemental liquidity needs to purchase gold as raw material. The Loan has a 5-year term commencing on January 2, 2018 through January 2, 2023. Should the actual disbursement date differ from the above agreed-upon date, the actual disbursement date shall be the beginning date of the Loan period. The Loan bears a zero interest.

The Loan shall be repaid in a lump sum at the end of the Loan period. Repayment of the Loan may be made before the end of the Loan term upon the prior written consent of Kingold Industrial. Should Wuhan Kingold request an extension of the Loan, it shall submit a written application sixty days prior to the end of the Loan term. The parties may enter into a repayment term extension agreement if Kingold Industrial consents to such an extension.

The repayment of the Loan may be accelerated under certain conditions, including upon breach of representations or warranties, certain cross-defaults, upon the occurrence of certain material events affecting the financial viability of Wuhan Kingold, and other customary conditions.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference in its entirety into this Item 2.03.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KINGOLD JEWELRY, INC.

By:	/s/ Zhihong Jia
Name: Zhihong Jia
Title: Chief Executive Officer

Date: March 26, 2018